Ally Financial Statement on the Federal Reserve’s Comprehensive Capital Analysis and Review

DETROIT, March 13, 2012 - Ally Financial (Ally) supports the premise of conducting continuous comprehensive reviews to ensure capital adequacy of financial institutions under a variety of scenarios; however, assumptions in the Federal Reserve’s most recent Comprehensive Capital Analysis and Review (CCAR) are inconsistent with the company’s view in three key areas.

• The analysis dramatically overstates potential contingent mortgage risk, especially with respect to newer vintages of loans.
• It does not reflect management’s track record or commitment to address the legacy contingent mortgage risks.
• It does not adequately contemplate contingent capital that already exists within Ally’s capital structure that could be available at the Federal Reserve’s discretion in the event there was concern about Ally’s capital adequacy.

Ally continues to have ongoing constructive discussions with its regulators surrounding these matters, and the company will submit a revised capital plan in the near future.  Further, the Federal Reserve has not objected to the ongoing payments of preferred dividends and interest on the trust preferred securities and subordinated debt.

Ally continues to be committed to supporting the U.S. auto industry and executing plans to repay the U.S. taxpayer.

Contact:

Gina Proia
646-781-2692
gina.proia@ally.com